Exhibit 99.1

Quest Diagnostics Prices $1.85 Billion of Senior Notes

Secaucus, NJ – August 15, 2024 –Quest Diagnostics Incorporated (NYSE: DGX) (the “Company”), a leader in diagnostic information services, today announced the pricing of a public offering of $400 million aggregate principal amount of its 4.600% senior notes due 2027 (the “2027 notes”), $600 million aggregate principal amount of its 4.625% senior notes due 2029 (the “2029 notes”) and $850 million aggregate principal amount of its 5.000% senior notes due 2034 (the “2034 notes,” and together with the 2027 notes and the 2029 notes, the “notes”) under Quest Diagnostics' shelf registration statement.

Quest Diagnostics expects to receive the net offering proceeds upon closing on August 19, 2024, subject to the satisfaction of customary closing conditions. The Company intends to use the net proceeds from the offering to fund the purchase price and related transaction costs of the Company’s previously announced acquisition of LifeLabs, Inc. and related entities (the “LifeLabs Acquisition”) and for general corporate purposes, which may include the redemption or repayment of the Company’s $600 million aggregate principal amount of 3.50% senior notes due 2025 (“3.50% senior notes”), working capital, capital expenditures or acquisitions. The 2027 notes and the 2029 notes will be subject to a special mandatory redemption at a price equal to 101% of the aggregate principal amount of such series plus accrued and unpaid interest to the redemption date if the LifeLabs Acquisition is not consummated. The 2034 notes are not subject to the special mandatory redemption and, as a result, will remain outstanding if the LifeLabs Acquisition is not consummated.

In the event the Company is required to redeem the 2027 notes and the 2029 notes pursuant to the special mandatory redemption, the Company intends to use the net proceeds from the offering of the 2034 notes for general corporate purposes, which may include the redemption or repayment of the 3.50% senior notes, and the possible payment of a termination fee in connection with the LifeLabs Acquisition, and to fund a portion of the payment resulting from the special mandatory redemption of the 2027 notes and the 2029 notes. This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This offering may be made only by means of a prospectus supplement and accompanying base prospectus, copies of which or information concerning this offering may be obtained by calling J.P. Morgan Securities LLC collect at 1-212-834-4533; Morgan Stanley & Co. LLC toll free at 1-866-718-1649; or Wells Fargo Securities, LLC toll free at 800-645-3751.

About Quest Diagnostics

Quest Diagnostics works across the healthcare ecosystem to create a healthier world, one life at a time. We provide diagnostic insights from the results of our laboratory testing to empower people, physicians and organizations to take action to improve health outcomes. Derived from the world's largest database of de-identifiable clinical lab results, Quest's diagnostic insights reveal new avenues to identify and treat disease, inspire healthy behaviors and improve healthcare management. Quest Diagnostics annually serves one in three adult Americans and half the physicians and hospitals in the United States, and our nearly 50,000 employees understand that, in the right hands and with the right context, our diagnostic insights can inspire actions that transform lives and create a healthier world.

The statements in this press release which are not historical facts may be forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management’s current estimates, projections, expectations or beliefs, including with regard to the consummation of the offering of the notes and the LifeLabs Acquisition, and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the Company include, but are not limited to, risks and uncertainties related to the LifeLabs Acquisition, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, the complexity of billing, reimbursement and revenue recognition for clinical laboratory testing, changes in government regulations, changing relationships with customers, payers, suppliers or strategic partners and other factors discussed in the Company's most recently filed Annual Report on Form 10-K and in any of the Company's subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including those discussed in the “Business,” “Risk Factors,” “Cautionary Factors that May Affect Future Results” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of those reports.

For further information: Shawn Bevec (Investors): 973-520-2900, or Wendy Bost (Media): 973-520-2800